Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Formation
Reborn Global Holdings, Inc.	California
Reborn Coffee Franchise, LLC	California
Reborn Realty, LLC	California
Reborn Coffee Korea, Inc.	Korea
Reborn Malaysia, Inc.	Malaysia